MANAGEMENT'S REPORT
Georgia Power Company 1997 Annual Report

The management of Georgia Power Company has prepared this annual report and is responsible for the financial statements and related information. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls based upon the recognition that the cost of the system should not exceed its benefits. The Company believes that its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, which is composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. At least three times a year this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal control and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted with a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Georgia Power Company in conformity with generally accepted accounting principles.


/s/H. Allen Franklin
   H. Allen Franklin
   President and Chief Executive Officer

/s/Warren Y. Jobe
   Warren Y. Jobe
   Executive Vice President, Treasurer and
   Chief Financial Officer

February 11, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Georgia Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Georgia Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1997 and 1996, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-31) referred to above present fairly, in all material respects, the financial position of Georgia Power Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





/s/Arthur Andersen LLP
   Atlanta, Georgia
   February 11, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Georgia Power Company 1997 Annual Report

RESULTS OF OPERATIONS

Earnings

Georgia Power Company's 1997 earnings totaled $594 million, representing a $14 million (2.4 percent) increase over 1996. This earnings increase resulted primarily from lower operating expenses, lower financing costs, and increased non-operating income, partially offset by lower retail revenues and additional depreciation charges pursuant to a Georgia Public Service Commission (GPSC) retail accounting order discussed below. Earnings for 1996 totaled $580 million, representing a $29 million (4.7 percent) decrease from 1995. Earnings for 1995 included an after-tax gain of approximately $12 million from the completion of the sale of Plant Scherer Unit 4. The remaining decrease in 1996 earnings was primarily due to increased operating and maintenance expenses, partially offset by lower interest charges compared to the prior year.

Revenues

The following table summarizes the factors impacting operating revenues for the 1995-1997 period:

                                      Increase (Decrease)
                                        From Prior Year
                               -----------------------------------
                                  1997        1996        1995
                               -----------------------------------
Retail -                                 (in millions)
   Sales growth                   $  62        $ 58        $110
   Weather                          (74)        (25)         69
   Fuel cost recovery               (30)         28          66
   Demand-side programs              (3)        (10)         36
------------------------------------------------------------------
Total retail                        (45)         51         281
------------------------------------------------------------------
Sales for resale -
   Non-affiliates                     1          (9)        (61)
   Affiliates                         3         (41)         16
------------------------------------------------------------------
Total sales for resale                4         (50)        (45)
------------------------------------------------------------------
Other operating revenues             10          10           7
------------------------------------------------------------------
Total operating revenues          $ (31)      $  11        $243
==================================================================
Percent change                     (0.7)%       0.3%        5.8%
------------------------------------------------------------------

    Retail revenues of $4 billion in 1997 decreased $45 million (1.1 percent) from 1996 primarily due to milder-than-normal weather, as well as commercial and industrial customers taking advantage of load management rates. Retail revenues in 1996 increased $51 million (1.3 percent) over the prior year primarily due to strong economic growth and an increase in sales to existing customers.

    Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and do not affect net income. Revenues from demand-side option programs generally represent the direct recovery of program costs. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for further information on these programs.

    Wholesale revenues from sales to non-affiliated utilities increased slightly in 1997 and were as follows:

                                 1997       1996      1995
                               -------------------------------
                                       (in millions)
Outside service area -
   Long-term contracts           $ 71       $ 84      $ 98
   Other sales                     80         37        25
Inside service area               132        161       168
--------------------------------------------------------------
Total                            $283       $282      $291
==============================================================

    Contractual long-term sales to Florida utilities for 1997 and 1996 are down primarily due to scheduled reductions in the amount of capacity under those contracts. See Note 7 to the financial statements for further information regarding these sales. Revenues from other sales outside the service area increased in 1997 and 1996 primarily due to power marketing activities. Wholesale revenues from customers within the service area decreased in 1997 and 1996 primarily due to a decrease in revenues under a power supply agreement with Oglethorpe Power Corporation (OPC) and, in 1996, recognition of a refund to these customers. OPC decreased its purchases of capacity by 250 megawatts each in September 1996 and 1997 and has notified the Company of its intent to decrease purchases of capacity by an additional 250 megawatts in September 1998 and 1999.

    Revenues from sales to affiliated companies within the Southern electric system, as well as purchases of energy, will vary from year to year depending on demand and the availability and cost of generating resources at each company. These transactions do not have a significant impact on earnings.

Georgia Power Company 1997 Annual Report

    Kilowatt-hour (KWH) sales for 1997 and the percent change by year were as follows:

                                           Percent Change
                                     ---------------------------
                           1997
                           KWH       1997       1996     1995
                         -------   -----------------------------
                       (in billions)
Residential                  17.3    (3.0)%      3.0%    10.4%
Commercial                   21.1     1.5        4.9      5.9
Industrial                   26.7     1.9        3.6      3.9
Other                         0.6     0.4        8.6      2.0
                           -------
Total retail                 65.7     0.4        3.9      6.2
                           -------
Sales for resale -
   Non-affiliates             6.8   (13.6)      19.4    (17.3)
   Affiliates                 1.7    44.6      (56.9)   (10.4)
                           -------
Total sales for resale        8.5    (6.0)      (3.0)   (15.4)
                           -------
Total sales                  74.2    (0.3)       3.0      2.8
                           =======

----------------------------------------------------------------

    Residential sales declined 3.0 percent while sales to commercial and industrial customers increased slightly by 1.5 percent and 1.9 percent, respectively. Milder-than-normal temperatures experienced in 1997 contributed to the moderate sales. Residential, commercial and industrial energy sales growth in 1996 reflected strong economic growth and an increase in sales to existing customers.

Expenses

Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                      1997     1996     1995
                                    --------------------------
Total generation
   (billions of kilowatt-hours)       66.5     63.7     64.3
Sources of generation
   (percent) --
     Coal                             74.8     74.3     73.7
     Nuclear                          21.8     22.4     22.6
     Hydro                             2.7      2.7      3.0
     Oil and gas                       0.7      0.6      0.7
Average cost of fuel per net
   kilowatt-hour generated
     (cents) --
       Coal                           1.53     1.55     1.67
       Nuclear                        0.52     0.55     0.60
       Oil and gas                       *        *        *
       Total                          1.32     1.35     1.44
--------------------------------------------------------------

   * Not meaningful because of minimal generation from fuel source.

    Fuel expense increased 2.6 percent in 1997 primarily due to an increase in generation, partially offset by a lower average cost of fuel. Fuel expense decreased 7.3 percent in 1996 because of a decrease in generation resulting from the timing of maintenance at nuclear plants and a lower average cost of fuel.

    Purchased power expense decreased $66 million (17.1 percent) in 1997 primarily due to decreased purchases from affiliated companies and declines in contractual capacity buyback purchases from the co-owners of Plant Vogtle. Purchased power expense increased $72 million (22.8 percent) in 1996 primarily due to increased purchases from affiliated companies as a result of the timing of maintenance at nuclear plants discussed above. The increase in 1996 was partially offset by a decrease in energy purchases from wholesale customers within the service area and declines in the Plant Vogtle contractual capacity buyback purchases. Under the terms of the 1991 GPSC retail rate order, the

Georgia Power Company 1997 Annual Report

declines in the Plant Vogtle contractual capacity buyback purchases were levelized over a six-year period ending September 1997. The levelization is reflected in the amortization of deferred Plant Vogtle costs in the Statements of Income. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information.

    Other operation and maintenance (O&M) expenses, excluding the provision for separation benefits, decreased 4.1 percent in 1997 primarily due to initiatives in 1996 to reduce fossil generation materials inventory levels and an adjustment in 1996 to deferred postretirement benefits to reflect changes in the retiree benefits plan. Other O&M expenses increased 2.9 percent in 1996 primarily as a result of the inventory initiatives and the adjustment to deferred postretirement benefits discussed above, and increased costs under a three-year retail accounting order effective January 1, 1996. See Note 3 to the financial statements under "Retail Accounting Order" for additional information.

    Depreciation and amortization increased $140 million in 1997 and $11 million in 1996 primarily due to accelerated depreciation of generating plant pursuant to the retail accounting order and an increase in plant-in-service.

    The Company has deferred certain expenses and recorded a deferred return related to Plant Vogtle under phase-in plans. The amortization of deferred Plant Vogtle costs reflects the completion in September 1997 of the amortization of the levelized buybacks and the Plant Vogtle Unit 1 cost deferrals under a 1987 GPSC order. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for information regarding the deferral and subsequent amortization of costs related to Plant Vogtle.

    Other income increased in 1997 and decreased in 1996. The increase in 1997 is primarily due to increased tax benefits from losses of the parent company allocated to the Company under the joint consolidated income tax agreement between Southern Company and its subsidiaries. See Note 8 to the financial statements for additional information. The decrease in 1996 is primarily due to expenses in connection with the 1996 Summer Olympic games and the completion of the sale in 1995 of Plant Scherer Unit 4, which resulted in an after-tax gain of approximately $12 million.

    Total financing costs decreased in 1997 and 1996. These changes were primarily due to the refinancing or retirement of securities. The Company refinanced or retired $701 million and $510 million of securities in 1997 and 1996, respectively. Interest and other charges increased $17 million
(6.8 percent) and decreased $52 million (17.4 percent) in 1997 and 1996, respectively. While the issuance of additional mandatorily redeemable preferred securities in August 1996, January 1997 and June 1997 increased interest and other charges by $32 million and $6 million in 1997 and 1996, respectively, dividends on preferred stock decreased $26 million and $3 million in 1997 and 1996, respectively.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings. The level of future earnings depends on numerous factors including regulatory matters and energy sales.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in the state of Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC under cost-based regulatory principles.

    On January 1, 1996, the Company began operating under a three-year retail accounting order. Under the order, the Company's earnings are evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings

Georgia Power Company 1997 Annual Report

in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or depreciation of electric plant. At its option, the Company may also recognize accelerated amortization or depreciation of assets within the allowed return on common equity range. The Company is required to absorb cost increases of approximately $29 million annually during the order's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the order's operation, the Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Under the approved order, on July 1, 1998 the Company will make a general rate case filing in response to which the GPSC would be expected either to continue provisions of the accounting order or adopt different ones. See Note 3 to the financial statements under "Retail Accounting Order" for additional information.

    Growth in energy sales is subject to a number of factors which traditionally have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, initiatives to increase sales to existing customers, and the rate of economic growth in the Company's service area. Assuming normal weather, retail sales growth is projected to be approximately 2 percent annually on average during 1998 through 2000.

    Beginning in September 1997, OPC decreased its purchases of capacity under a power supply agreement by 250 megawatts and has notified the Company of its intent to decrease purchases of capacity by an additional 250 megawatts each in September 1998 and 1999. As a result, the Company's capacity revenues from OPC will decline by approximately $26 million in 1998, an additional $25 million in 1999, and an additional $18 million in 2000. Under the amended 1995 Integrated Resource Plan approved by the GPSC in March 1997, the resources associated with the decreased purchases in 1997 and 1998 will be used to meet the needs of the Company's retail customers through 2004.

    The Company has entered into a 30-year purchase power agreement whereby the Company will buy electricity from a 300 megawatt cogeneration facility, starting in June 1998. Capacity and fixed O&M payments are projected to be $13 million in 1998, $14 million in 1999 and $14 million in 2000. The Company has also entered into a five-year purchase power agreement scheduled to begin in June 2000 for approximately 215 megawatts. Capacity and fixed O&M payments are estimated to be approximately $7 million in 2000.

    The amortization of Plant Vogtle costs deferred under phase-in plans will decline by $89 million in 1998, $12 million in 1999, and $19 million in 2000. These costs will be fully amortized by September 1999. See Note 1 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information.

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the Company has with its sales for resale customers. The FERC currently is reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Review of Equity Returns" for additional information.

    As discussed in Note 3 to the financial statements, regulatory uncertainties exist related to the Rocky Mountain pumped storage hydroelectric plant. On January 14, 1998, the GPSC ordered that the Company be allowed approximately $108 million of its $143 million investment in the plant in rate base as of December 31, 1998. The Company has appealed the GPSC's order. If such order is ultimately upheld, the Company will be required to record a charge to earnings currently estimated at approximately $29 million, after taxes.

    Southern Company and the Internal Revenue Service (IRS) have entered into a settlement agreement that is subject to review and approval by the Joint Congressional Committee on Taxation. If approved, the agreement would result in a refund, including interest, to the Company. See Note 3 to the financial statements under "Tax Litigation" for additional information.

    Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Issues."

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors.

Georgia Power Company 1997 Annual Report

Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell electric energy to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets. Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry.

    The Company continues to compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of connected load may choose their electricity supplier. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition across the nation. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While the GPSC has held workshops to discuss retail competition and industry restructuring, there has been no proposed or enacted legislation to date in Georgia. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of costs. The ability of the Company to recover all its costs, including the regulatory assets described in Note 1 to the financial statements, could have a material effect on the financial condition of the Company. The Company is attempting to reduce regulatory assets and other costs through a three-year retail accounting order. See Note 3 to the financial statements under "Retail Accounting Order" for additional information.

    Unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited as competition increases. Conversely, continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation.

    The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry - including the Company's - regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the Company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    The Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue -- common to most corporations -- concerns the inability of certain software and databases to properly recognize date sensitive information related to the year 2000 and thereafter. This problem could result in a material disruption to the Company's operations, if not corrected. The Company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997 resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to be approximately $33 million, of which $3 million was spent in 1997. The remaining costs will be

Georgia Power Company 1997 Annual Report

expensed primarily in 1998. Implementation is currently on schedule. Although the degree of success of this project cannot be determined at this time, management believes there will be no significant effect on the Company's operations.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1997, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows.

New Accounting Standards

The FASB has issued Statement No. 130, Reporting Comprehensive Income, which will be effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (comprehensive income). Comprehensive income is the total of net income and all other nonowner changes in equity. The Company will adopt this statement in 1998.

   The FASB has issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the new rules in 1997, and they did not have a significant impact on the Company's financial reporting. However, this conclusion may change as industry restructuring and competitive factors influence the company's operations.

FINANCIAL CONDITION

Plant Additions

In 1997 gross utility plant additions were $476 million. These additions were primarily related to transmission and distribution facilities and to the purchase of nuclear fuel. The funds needed for gross property additions are currently provided from operations. The Statements of Cash Flows provide additional details.

Financing Activities

In 1997, the Company continued to lower its financing costs by refinancing higher-cost issues. New issues during 1995 through 1997 totaled $1.6 billion and retirement or repayment of securities totaled $2.2 billion. The retirements included the redemption of $131 million in 1995 of first mortgage bonds with the proceeds from the Plant Scherer Unit 4 sales. Composite financing rates for long-term debt and preferred stock for the years 1995 through 1997, as of year-end, were as follows:

                                  1997       1996        1995
                               ---------------------------------
Composite interest rate
   on long-term debt              6.11%      6.39%       6.57%
Composite preferred
   stock dividend rate            5.18       6.34        6.73
----------------------------------------------------------------

The Company's current securities ratings are as follows:

                              Duff &                  Standard &
                              Phelps     Moody's        Poor's
                             ------------------------------------
First Mortgage Bonds             AA-         A1           A+
Preferred Stock                   A+         a2           A
Unsecured Bonds                   A+         A2           A
Commercial Paper                  D1+        P1           A1
-----------------------------------------------------------------

    Subsidiaries of the Company have issued mandatorily redeemable preferred securities. See Note 9 to the financial statements under "Preferred Securities" for additional information.

    In January 1998, the Company issued $145 million of 6 7/8% unsecured senior notes due December 31, 2047. The senior notes are subordinated to all secured

Georgia Power Company 1997 Annual Report

debt of the Company, including its first mortgage bonds.

Liquidity and Capital Requirements

Cash provided from operations decreased by $15 million in 1997, primarily due to lower retail revenues.

    The Company estimates that construction expenditures for the years 1998 through 2000 will total $506 million, $561 million and $549 million, respectively. Investments in transmission and distribution facilities, enhancements to existing generating plants, and equipment to comply with the provisions of the Clean Air Act are planned.

    Cash requirements for improvement fund requirements, redemptions announced, and maturities of long-term debt and preferred stock are expected to total $693 million during 1998 through 2000.

    As a result of requirements by the Nuclear Regulatory Commission, the Company has established external trust funds for the purpose of funding nuclear decommissioning costs. For 1998 through 2000, the amount to be funded totals $24 million annually. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Sources of Capital

The Company expects to meet future capital requirements primarily using funds generated from operations and, if needed, by the issuance of new debt and equity securities, term loans, and short-term borrowings. To meet short-term cash needs and contingencies, the Company had approximately $1.3 billion of unused credit arrangements with banks at the beginning of 1998. See Note 9 to the financial statements under "Bank Credit Arrangements" for additional information.

    The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

    If the Company chooses to issue first mortgage bonds or preferred stock, it is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Environmental Issues

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly impacted the operating companies of Southern Company, including Georgia Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected units by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Georgia Power's Phase I compliance totaled approximately $167 million.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits and ozone nonattainment requirements for metropolitan Atlanta through 2000. Current compliance strategy for Phase II and ozone nonattainment could require total estimated construction expenditures of approximately $39 million, of which $28 million remains to be spent as of December 31, 1997.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking

Georgia Power Company 1997 Annual Report

provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. Also, in October 1997, the EPA issued a proposed regional ozone rule that --if implemented--could require substantial further reductions in NOx emissions from fossil-fueled generating facilities. Implementation of the standards and the proposed rule could result in significant additional compliance costs and capital expenditures that cannot be determined at this time.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites. These costs for the Company amounted to $4 million, $2 million and $8 million, in 1997, 1996, and 1995, respectively. Additional sites may require environmental remediation for which the Company may be liable for a portion of or all required clean-up costs. See Note 3 to the financial statements under "Certain Environmental Contingencies" for information regarding the Company's potentially responsible party status at a site in Brunswick, Georgia, and the status of sites listed on the State of Georgia's hazardous site inventory.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Cautionary Statement Regarding Forward-Looking Information

The Company's 1997 Annual Report contains forward-looking statements in addition to historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by Southern Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.


STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
Georgia Power Company 1997 Annual Report

==============================================================================================================================
                                                                                    1997              1996               1995
------------------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)
Operating Revenues:
Revenues                                                                      $4,347,009        $4,380,893         $4,328,432
Revenues from affiliates                                                          38,708            35,886             76,906
------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                       4,385,717         4,416,779          4,405,338
------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation--
   Fuel                                                                          857,269           835,194            900,973
   Purchased power from non-affiliates                                           143,409           157,308            183,009
   Purchased power from affiliates                                               177,240           229,324            131,740
   Provision for separation benefits                                               5,459            39,099             10,607
   Other                                                                         696,700           741,383            735,918
Maintenance                                                                      317,199           315,934            292,029
Depreciation and amortization                                                    572,640           432,940            421,850
Amortization of deferred Plant Vogtle costs (Note 1)                             120,577           136,650            124,454
Taxes other than income taxes                                                    207,192           207,098            204,675
Federal and state income taxes                                                   426,918           435,904            449,204
------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                       3,524,603         3,530,834          3,454,459
------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                 861,114           885,945            950,879
Other Income (Expense):
Allowance for equity funds used during construction                                6,012             3,144              2,734
Equity in earnings of unconsolidated subsidiary (Note 4)                           4,266             3,851              4,051
Interest income                                                                   10,581             5,333              5,524
Other, net                                                                       (35,834)          (43,502)            (8,973)
Income taxes applicable to other income                                           31,763            18,581              3,022
------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                   877,902           873,352            957,237
------------------------------------------------------------------------------------------------------------------------------
Interest and Other Charges:
Interest on long-term debt                                                       194,344           207,851            254,607
Allowance for debt funds used during construction                                 (8,962)          (11,416)           (12,081)
Interest on interim obligations                                                    7,795            15,478             21,463
Amortization of debt discount, premium and expense, net                           14,179            14,790             15,835
Other interest charges                                                            10,254             6,338             11,399
Distributions on preferred securities of subsidiary companies                     47,369            14,958              9,000
------------------------------------------------------------------------------------------------------------------------------
Interest and other charges, net                                                  264,979           247,999            300,223
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       612,923           625,353            657,014
Dividends on Preferred Stock                                                      18,927            45,026             48,152
------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                 $  593,996        $  580,327         $  608,862
==============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996, and 1995
Georgia Power Company 1997 Annual Report

================================================================================================================================
                                                                                      1997              1996             1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)
Operating Activities:
Net income                                                                        $  612,923       $   625,353       $  657,014
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                               674,286           521,086          527,310
         Deferred income taxes and investment tax credits, net                       (21,425)           35,700           37,150
         Allowance for equity funds used during construction                          (6,012)           (3,144)          (2,734)
         Amortization of deferred Plant Vogtle costs, net                            120,577           136,650          124,454
         Loss (gain) on asset sales                                                     (974)            3,766          (23,588)
         Other, net                                                                    3,050            41,489           (7,980)
         Changes in certain current assets and liabilities --
            Receivables, net                                                          13,387             9,421          (59,370)
            Inventories                                                               39,748            55,753           30,761
            Payables                                                                 (10,007)          (35,651)          45,882
            Taxes accrued                                                             (3,596)           11,766           11,373
            Energy cost recovery, retail                                             (20,103)              679           42,576
            Other                                                                    (30,026)          (15,880)          35,175
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                        1,371,828         1,386,988        1,418,023
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                            (475,921)         (428,220)        (480,449)
Sales of property                                                                          -             3,319          131,099
Other                                                                                 16,223           (16,468)         (42,579)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                              (459,698)         (441,369)        (391,929)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
     Preferred securities                                                            364,250           225,000                -
     First mortgage bonds                                                            284,700            10,000           75,000
     Pollution control bonds                                                               -           112,825          504,700
Retirements --
     Preferred stock                                                                (356,392)         (179,148)               -
     First mortgage bonds                                                           (284,700)         (210,860)        (505,789)
     Pollution control bonds                                                         (60,258)         (119,665)        (504,810)
     Other long-term debt                                                                  -                 -          (37,000)
Interim obligations, net                                                             (64,266)           30,166          (24,472)
Special deposits -- redemption funds                                                  44,454           (44,454)               -
Capital distribution to parent company                                              (205,000)         (250,000)               -
Payment of preferred stock dividends                                                 (26,917)          (46,911)         (48,419)
Payment of common stock dividends                                                   (520,000)         (475,500)        (451,500)
Miscellaneous                                                                        (20,024)          (10,646)         (17,413)
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                              (844,153)         (959,193)      (1,009,703)
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                               67,977           (13,574)          16,391
Cash and Cash Equivalents at Beginning of Year                                        15,356            28,930           12,539
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                           $  83,333       $    15,356       $   28,930
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                         $  258,298       $   249,434       $  298,482
     Income taxes (net of refunds)                                                   427,596           373,886          404,129
--------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.



BALANCE SHEETS
At December 31, 1997 and 1996
Georgia Power Company 1997 Annual Report

===================================================================================================================
ASSETS                                                                                   1997                  1996
---------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)

Utility Plant:
Plant in service                                                                 $ 15,082,570           $ 14,769,573
Less accumulated provision for depreciation                                         5,319,680              4,793,638
---------------------------------------------------------------------------------------------------------------------
                                                                                    9,762,890              9,975,935
Nuclear fuel, at amortized cost                                                       126,882                121,840
Construction work in progress (Note 4)                                                214,128                256,141
---------------------------------------------------------------------------------------------------------------------
Total                                                                              10,103,900             10,353,916
---------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 4)                               24,973                 26,032
Nuclear decommissioning trusts, at market                                             194,417                130,178
Miscellaneous                                                                          87,907                103,787
---------------------------------------------------------------------------------------------------------------------
Total                                                                                 307,297                259,997
---------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                              83,333                 15,356
Receivables--
   Customer accounts receivable                                                       385,844                392,328
   Other accounts and notes receivable                                                110,278                159,499
   Affiliated companies                                                                20,333                 20,095
   Accumulated provision for uncollectible accounts                                    (3,000)                (4,000)
Fossil fuel stock, at average cost                                                     96,067                117,382
Materials and supplies, at average cost                                               240,387                258,820
Prepayments                                                                            27,503                 67,118
Vacation pay deferred                                                                  40,996                 39,965
---------------------------------------------------------------------------------------------------------------------
Total                                                                               1,001,741              1,066,563
---------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                     688,472                754,002
Deferred Plant Vogtle costs (Note 1)                                                   50,412                170,988
Premium on reacquired debt, being amortized                                           166,609                166,670
Prepaid pension costs                                                                  67,777                 42,653
Debt expense, being amortized                                                          40,927                 32,693
Miscellaneous                                                                         146,593                159,153
---------------------------------------------------------------------------------------------------------------------
Total                                                                               1,160,790              1,326,159
---------------------------------------------------------------------------------------------------------------------
Total Assets                                                                     $ 12,573,728           $ 13,006,635
=====================================================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS (continued)
At December 31, 1997 and 1996
Georgia Power Company 1997 Annual Report

===============================================================================================================================

CAPITALIZATION AND LIABILITIES                                                                      1997                  1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                         $  4,019,728           $  4,154,281
Preferred stock                                                                                  157,247                464,611
Company obligated mandatorily redeemable preferred securities of subsidiaries substantially all of whose assets are junior
   subordinated debentures or notes (Note 9)                                                     689,250                325,000
Long-term debt                                                                                 2,982,835              3,200,419
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          7,849,060              8,144,311
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 9)                                                           -                 49,028
Long-term debt due within one year (Note 9)                                                      220,855                 60,622
Notes payable to banks (Note 9)                                                                  142,300                207,300
Commercial paper (Note 9)                                                                        223,930                223,196
Accounts payable--
   Affiliated companies                                                                           71,373                 66,821
   Other                                                                                         261,293                263,093
Customer deposits                                                                                 68,618                 64,901
Taxes accrued--
   Federal and state income                                                                        4,480                 15,497
   Other                                                                                         111,541                100,661
Interest accrued                                                                                  72,437                 79,936
Miscellaneous                                                                                    105,683                153,127
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          1,282,510              1,284,182
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                     2,417,547              2,522,945
Accumulated deferred investment tax credits                                                      397,202                415,477
Deferred credits related to income taxes (Note 8)                                                297,560                317,965
Employee benefits provisions                                                                     169,887                186,319
Miscellaneous                                                                                    159,962                135,436
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                          3,442,158              3,578,142
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1 through 7)
Total Capitalization and Liabilities                                                        $ 12,573,728           $ 13,006,635
================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CAPITALIZATION
At December 31, 1997 and 1996
Georgia Power Company 1997 Annual Report

==================================================================================================================================
                                                                           1997             1996       1997            1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                              (in thousands)              (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized -- 15,000,000 shares
     Outstanding --  7,761,500 shares                               $   344,250      $   344,250
Paid-in capital                                                       1,929,971        2,134,886
Premium on preferred stock                                                  160              371
Retained earnings (Note 9)                                            1,745,347        1,674,774
----------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                             4,019,728        4,154,281       51.2%            51.0%
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock, without par value:
   Authorized -- 55,000,000 shares
   Outstanding -- 4,719,226 shares at December 31, 1997
   Outstanding -- 16,111,964 shares at December 31, 1996
         $100 stated value --
            4.60% to 6.60%                                               52,355          117,787
            7.72% to 7.80%                                                    -           30,000
         $25 stated value --
            $1.90 to $2.125                                                   -          190,852
         Adjustable rate -- at January 1, 1998:
              4.85%                                                      64,213          100,000
              5.27%                                                      40,679           75,000
----------------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
     requirement -- $8,141,000)                                         157,247          513,639
Less amount due within one year (Note 9)                                      -           49,028
----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year         157,247          464,611        2.0             5.7
----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
   Redeemable Preferred Securities (Note 9):
     $25 liquidation value -- 9%                                        100,000          100,000
     $25 liquidation value -- 7.75%                                     225,000          225,000
     $25 liquidation value -- 7.60%                                     175,000                -
     $25 liquidation value -- 7.75%                                     189,250                -
----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $54,404,000)                  689,250          325,000        8.8             4.0
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                           Interest Rates
     April 1, 1998                      5 1/2%                          100,000          100,000
     September 1, 1999                  6 1/8%                          195,000          195,000
     March 1, 2000                      6%                              100,000          100,000
     October 1, 2000                    7%                              100,000          100,000
     September 1, 2002                  6 7/8%                          150,000          150,000
     2003 through 2005                  6.07% to 6 5/8%                 285,000          285,000
     2008                               6 7/8%                           50,000           50,000
     2023 through 2025                  7.55% to 7.95%                  474,250          534,508
----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                            1,454,250        1,514,508
Pollution control obligations (Note 9)                                1,671,190        1,671,190
Other long-term debt (Note 9)                                            86,675           87,114
Unamortized debt discount, net                                           (8,425)         (11,771)
----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $196,378,000)                                     3,203,690        3,261,041
Less amount due within one year (Note 9)                                220,855           60,622
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                   2,982,835        3,200,419       38.0            39.3
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                $ 7,849,060      $ 8,144,311      100.0%           100.0%
==================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1997, 1996, and 1995
Georgia Power Company 1997 Annual Report

==================================================================================================================================
                                                                                          1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)

Balance at Beginning of Period                                                      $1,674,774       $1,569,905        $1,412,543
Net income after dividends on preferred stock                                          593,996          580,327           608,862
Cash dividends on common stock                                                        (520,000)        (475,500)         (451,500)
Preferred stock transactions, net                                                       (3,423)              42                 -
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 9)                                                   $1,745,347       $1,674,774        $1,569,905
==================================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1997, 1996, and 1995
Georgia Power Company 1997 Annual Report

==================================================================================================================================
                                                                                          1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)

Balance at Beginning of Period                                                      $2,134,886       $2,384,444        $2,384,348
Capital distribution to parent company                                                (205,000)        (250,000)                -
Contributions to capital by parent company                                                  85              442                96
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                            $1,929,971       $2,134,886        $2,384,444
==================================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Georgia Power Company 1997 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

The Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns, and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of this act. The Company is also subject to regulation by the FERC and the Georgia Public Service Commission
(GPSC). The Company follows generally accepted accounting principles (GAAP) and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from these estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Company's Balance Sheets at December 31 relate to the following:

                                            1997       1996
                                          ---------- ---------
                                             (in millions)
                                          --------------------
Deferred income taxes                     $   688     $  754
Deferred income tax credits                  (298)      (318)
Premium on reacquired debt                    167        167
Corporate building lease                       52         51
Deferred Plant Vogtle costs                    50        171
Vacation pay                                   41         40
Postretirement benefits                        38         38
Department of Energy assessments               29         32
Deferred nuclear outage costs                  28         18
Demand-side program costs                      11         44
Other, net                                     10         (9)
--------------------------------------------------------------
Total                                     $   816     $  988
==============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Georgia Power Company 1997 Annual Report

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1997, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $76 million in 1997, $78 million in 1996, and $86 million in 1995. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch and into 2008 at Plant Vogtle. Activities for adding dry cask storage capacity at Plant Hatch by as early as 1999 are in progress.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The assessment will be paid over a 15-year period, which began in 1993. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company -- based on its ownership interests -- estimates its remaining liability under this law at December 31, 1997, to be approximately $27 million. This obligation is recorded in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.1 percent in 1997 and 1996 and 3.2 percent in 1995. In addition, the Company recorded accelerated depreciation of electric plant of $159 million in 1997, $24 million in 1996, and $6 million in 1995. The amount of such charges in the accumulated provision for depreciation is $189 million at December 31, 1997. See
Note 3 under "Retail Accounting Order" for additional information. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over a set period of time as ordered by the GPSC. Earnings on the trust funds are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of

Georgia Power Company 1997 Annual Report

the retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs at December 31, 1997 -- based on the Company's ownership interests -- were as follows:

                                           Plant      Plant
                                           Hatch     Vogtle
                                        --------------------
Site study basis (year)                     1997       1997

Decommissioning periods:
   Beginning year                           2014       2027
   Completion year                          2027       2038
------------------------------------------------------------
                                           (in millions)
Site study costs:
   Radiated structures                      $372       $317
   Non-radiated structures                    33         44
------------------------------------------------------------
Total                                       $405       $361
============================================================
                                           (in millions)
Ultimate costs:
   Radiated structures                      $722       $922
   Non-radiated structures                    65        129
------------------------------------------------------------
Total                                       $787     $1,051
============================================================

                                           (in millions)
Amount expensed in 1997                    $  11     $   9

Accumulated provisions:
   Balance in external trust funds          $118     $  76
   Balance in internal reserves               23        13
------------------------------------------------------------
Total                                       $141     $  89
============================================================

Significant assumptions:
   Inflation rate                           3.6%      3.6%
   Trust earnings rate                      6.5       6.5
------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the GPSC. The decommissioning costs currently included in cost of service are $320 million and $267 million for plants Hatch and Vogtle, respectively. These amounts are based on the higher of the costs to decommission the radioactive portions of the plants based on 1994 site studies or the 1993 NRC minimum funding requirements. The estimated ultimate costs associated with the amounts currently included in cost of service are $781 million and $1.1 billion for plants Hatch and Vogtle, respectively. The Company expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, changes in the assumptions used in making estimates, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the GPSC ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates. Pursuant to the orders, the Company recorded a deferred return under phase-in plans until October 1991 when the allowed investment was fully reflected in rates. In 1991, the GPSC levelized the remaining Plant Vogtle declining capacity buyback expenses over a six-year period. In addition, the Company deferred certain Plant Vogtle operating expenses and financing costs under accounting orders issued by the GPSC. These GPSC orders provide for the recovery of deferred costs within 10 years. Costs deferred under the 1987 order and the levelized buybacks were fully recovered as of September 1997.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. For the years 1997, 1996 and 1995, the average AFUDC rates were 7.60 percent, 6.59 percent and 6.53 percent, respectively. AFUDC, net of taxes, as a percentage of net income after dividends on preferred stock, was less than 2.0 percent for 1997, 1996, and 1995.

Georgia Power Company 1997 Annual Report

Utility Plant

Utility plant is stated at original cost with the exception of Plant Vogtle, which is stated at cost less regulatory disallowances. Original cost includes: materials; labor; payroll-related costs such as taxes, pensions, and other benefits; and the cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not approximate fair value at December 31 were as follows:

                                        Carrying      Fair
                                         Amount       Value
                                      ------------------------
Long-term debt:                             (in millions)
  At December 31, 1997                    $3,125      $3,170
  At December 31, 1996                     3,174       3,206
Preferred securities:
  At December 31, 1997                       689         720
  At December 31, 1996                       325         333
--------------------------------------------------------------

    The fair values for securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan covering substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent deductible under federal income tax regulations and to the extent required by the GPSC and the FERC. During 1997 and 1996, the Company funded $24 million and $25 million, respectively, to the qualified trusts. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered the Company to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional cost was expensed in 1993, and the remaining additional costs were deferred. An additional one-fifth of the costs were expensed each succeeding year until the costs were fully reflected in cost of service in 1997. The cost deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998.

Georgia Power Company 1997 Annual Report

Funded Status and Cost of Benefits

The funded status of the plans and reconciliation to amounts reflected in the Balance Sheets at December 31 are as follows:

                                                Pension
                                          ---------------------
                                             1997       1996
                                          ---------------------
                                             (in millions)
                                          ---------------------
Actuarial present value of
 benefit obligations:
     Vested benefits                         $  841     $  806
     Non-vested benefits                         29         52
----------------------------------------------------------------
Accumulated benefit obligation                  870        858
Additional amounts related
   to projected salary increases                249        314
---------------------------------------------------------------
Projected benefit obligation                  1,119      1,172
Less:
   Fair value of plan assets                  1,931      1,797
   Unrecognized net gain                       (753)      (591)
   Unrecognized prior service cost               48         56
   Unrecognized transition asset                (39)       (47)
---------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                        $   68     $   43
===============================================================


                                             Postretirement
                                                Benefits
                                          ---------------------
                                             1997       1996
                                          ---------------------
                                             (in millions)
Actuarial present value of
 benefit obligation:
     Retirees and dependents                   $246       $217
     Employees eligible to retire                33         29
     Other employees                            156        184
---------------------------------------------------------------
Accumulated benefit obligation                  435        430
Less:
   Fair value of plan assets                    151        112
   Unrecognized net loss                         47         50
   Unrecognized transition
     obligation                                 139        157
---------------------------------------------------------------
Accrued liability recognized in the
   Balance Sheets                              $ 98       $111
===============================================================


    The weighted average rates used in actuarial calculations were:

                                   1997       1996       1995
                                  ----------------------------
Discount                           7.5%       7.8%       7.3%
Annual salary increase             5.0        5.3        4.8
Long-term return on
   Plan assets                     8.5        8.5        8.5
----------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 8.8 percent for 1997, decreasing gradually to 5.5 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1997, by $43 million and the aggregate of the service and interest cost components of the net postretirement cost by $4 million.

    The components of the plans' net costs are shown below:

                                               Pension
                                     ----------------------------
                                        1997      1996      1995
                                     ----------------------------
                                            (in millions)
Benefits earned during the year       $  30    $  35     $  33
Interest cost on projected
   benefit obligation                    82       86        78
Actual return on plan assets           (301)    (202)     (317)
Net amortization                        161       62       185
-----------------------------------------------------------------
Net pension benefit                   $ (28)   $ (19)    $ (21)
=================================================================

    Of net pension amounts recorded, $20 million in 1997, $14 million in 1996, and $15 million in 1995 were recorded as a reduction to operating expense, and the remainder was recorded as a reduction to construction and other accounts.

Georgia Power Company 1997 Annual Report

                                       Postretirement Benefits
                                      -------------------------
                                        1997    1996     1995
                                      -------------------------
                                           (in millions)
Benefits earned during the year         $ 7     $ 9      $13
Interest cost on accumulated
   benefit obligation                    32      30       34
Amortization of transition
   obligation                             9       9       16
Actual return on plan assets             (8)     (6)      (8)
Net amortization                          2       3        4
---------------------------------------------------------------
Net postretirement cost                 $42     $45      $59
===============================================================

    Of the above net postretirement benefit costs recorded, $32 million in 1997, $29 million in 1996, and $33 million in 1995 were charged to operating expenses. In addition, $3 million in 1996 and $11 million in 1995 were deferred, and the remainder was charged to construction and other accounts. During 1996, the Company expensed an additional $19 million due to an adjustment to amounts previously deferred under the GPSC order as a result of changes in the postretirement benefit plan.

Work Force Reduction Programs

The Company has incurred costs for work force reduction programs. The costs related to these programs were $5 million in 1997, $39 million in 1996 and $11 million in 1995. Additionally, the Company recognized $4 million in 1997, $9 million in 1996, and $3 million in 1995 for its share of costs associated with SCS's work force reduction programs.

3. REGULATORY AND LITIGATION MATTERS

Retail Accounting Order

On February 16, 1996, the GPSC approved a three-year accounting order for the Company. Under the order, effective January 1, 1996, the Company's earnings are evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or depreciation of electric plant. At its option, the Company may also recognize accelerated amortization or depreciation of assets within the allowed return on common equity range. The Company is required to absorb cost increases of approximately $29 million annually during the order's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the order's operation, the Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Under the approved order, on July 1, 1998, the Company will make a general rate case filing in response to which the GPSC would be expected either to continue the provisions of the accounting order or adopt different ones.

    The Company's 1996 retail return on common equity was within the 10 percent to 12.5 percent range. During 1997, for earnings in excess of the 12.5% retail return, the Company recorded charges of $135 million that are presented in the financial statements as depreciation expense of electric plant and as an addition to the reserve for depreciation.

    In November 1996, on appeal by a consumer group, the Superior Court of Fulton County, Georgia, reversed the GPSC's accounting order and remanded the matter to the GPSC. The Court found that statutory requirements applicable to rate cases should have been, but were not, followed. The GPSC and the Company subsequently appealed the Superior Court's decision. In October 1997, the Court of Appeals upheld the accounting order. No appeal of that decision was filed within the allowable time frame. The order stands as written, and this matter is now concluded.

FERC Review of Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a

Georgia Power Company 1997 Annual Report

FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all the schedules and contracts involved in both proceedings, as well as certain other contracts that reference these proceedings in determining return on common equity and if refunds were ordered, the amount of refunds could range up to approximately $71 million at December 31, 1997. Although management believes that rates are not excessive and that refunds are not justified, the final outcome of this matter cannot now be determined.

Rocky Mountain Plant Status

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991, as then planned, was not economically justifiable and reasonable and withheld authorization for the Company to spend funds from approved securities issuances on that plant. In 1988, the Company and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant, as discussed in Note 6. In 1995, the plant went into commercial operation.

    In June 1996, the GPSC initiated a review of the plant. On January 14, 1998, the GPSC ordered that the Company be allowed approximately $108 million of its $143 million investment in the plant in rate base as of December 31, 1998. The Company has appealed the GPSC's order to the Superior Court of Fulton County, Georgia. If such order is ultimately upheld, the Company will be required to record a charge to earnings currently estimated at approximately $29 million, after taxes. The final outcome of this matter cannot now be determined. Accordingly, no provision related to the GPSC's disallowance has been recorded.

Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service (IRS) entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement is subject to the review and approval by the Joint Congressional Committee on Taxation. If approved by the Joint Committee, the agreement would resolve all issues in the case for the years before the U. S. Tax Court, resulting in a refund to the Company of approximately $140 million. This amount includes interest of $61 million. The tax litigation was related to a timing issue as to when taxes should have been paid; therefore, only the interest portion will affect future income. There can be no assurance that such Joint Committee approval will be received.

Demand-Side Conservation Programs

In August 1995, the GPSC ordered the Company to discontinue its current demand-side conservation programs by the end of 1995. Rate riders previously approved by the GPSC for recovery of the Company's costs incurred in connection with these programs remained in effect until January 1998 when costs deferred were fully collected.

    Under the Retail Accounting Order approved February 16, 1996, the Company will recognize approximately $29 million of deferred program costs over a three-year period which will not be recovered through the riders.

Certain Environmental Contingencies

In January 1995, the Company and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1997, the Company has recognized approximately $5 million in expenses associated with this site. This represents the Company's agreed upon share of removal and remedial investigation and feasibility study costs. The final outcome of this matter cannot now be determined. However, based on the nature and extent of the Company's activities relating to the site, management believes that the Company's portion of any remaining remediation costs should not be material.

    In compliance with the Georgia Hazardous Site Response Act of 1993, the State of Georgia was required to compile an inventory of all known or suspected sites where hazardous wastes, constituents or substances have been disposed of or released in quantities deemed reportable by the State. In developing this

Georgia Power Company 1997 Annual Report

list, the State identified several hundred properties throughout the State, including 25 sites which may require environmental remediation that were either previously or are currently owned by the Company. The majority of these sites are electrical power substations and power generation facilities. The Company has remediated nine electrical substations on the list at a cost of approximately $3 million. In addition, the Company has recognized approximately $17 million in expenses through December 31, 1997 for the assessment of the remaining sites on the list and the anticipated clean-up cost for 11 sites that the Company plans to remediate. Any cost of remediating the remaining sites cannot presently be determined until such studies are completed for each site and the State of Georgia determines whether remediation is required. If all listed sites were required to be remediated, the Company could incur expenses of up to approximately $15 million in additional clean-up costs and construction expenditures of up to approximately $65 million to develop new waste management facilities or install additional pollution control devices.

    The accrued costs for environmental remediation obligations are not discounted to their present value.

New Wholesale Agreement

On January 10, 1997, the Company and the Municipal Electric Authority of Georgia
(MEAG) reached an agreement to enter into a new power supply relationship which would replace the partial requirements tariff pursuant to which the Company sells wholesale energy to MEAG and the scheduling services agreement between the Company and MEAG. The new power supply contract was approved by FERC and was implemented in August 1997.

Nuclear Performance Standards

In October 1989, the GPSC adopted a nuclear performance standard for the Company's nuclear generating units under which the performance of plants Hatch and Vogtle will be evaluated every three years. The performance standard is based on each unit's capacity factor as compared to the average of all comparable U.S. nuclear units operating at a capacity factor of 50 percent or higher during the three-year period of evaluation. Depending on the performance of the units, the Company could receive a monetary reward or penalty under the performance standards criteria.

    The first evaluation was conducted in 1993 for performance during the 1990-92 period. The GPSC approved a performance reward of approximately $8.5 million for the Company. This reward was collected through the retail fuel cost recovery provision and recognized in income over a 36-month period which ended in October 1996. In January 1997, the GPSC approved a performance award of approximately $11.7 million for performance during the 1993-95 period. This reward is being collected through the retail fuel cost recovery provision and recognized in income over a 36-month period that began in January 1997.

4.  COMMITMENTS

Construction Program

While the Company has no traditional baseload generating plants under construction, the construction of one jointly owned combustion turbine peaking unit was completed in January 1997. In addition, significant construction of transmission and distribution facilities, and projects to upgrade and extend the useful life of generating plants will continue. The Company currently estimates property additions to be approximately $506 million in 1998, $561 million in 1999, and $549 million in 2000. The estimates for property additions for the three-year period include $28 million committed to meeting the requirements of the Clean Air Act.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from estimates because of numerous factors, including, but not limited to, changes in business conditions, load growth estimates, environmental regulations, and regulatory requirements.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments.

Georgia Power Company 1997 Annual Report

Total estimated long-term fossil and nuclear fuel commitments at December 31, 1997 were as follows:
                                                Minimum
Year                                          Obligations
                                         ----------------------
                                             (in millions)
1998                                            $   985
1999                                                799
2000                                                777
2001                                                673
2002                                                614
2003 and beyond                                   1,635
---------------------------------------------------------------
Total minimum obligations                        $5,483
===============================================================

    Additional commitments for coal and for nuclear fuel will be required in the future to supply the Company's fuel needs.

Purchase Power Commitments

In connection with the joint ownership arrangement for Plant Vogtle, discussed in Note 6, the Company has made commitments to purchase portions of OPC's and MEAG's capacity and energy from this plant. Declining commitments were in effect during periods of up to seven years following commercial operation and ended in 1996. As discussed in Note 1, the Plant Vogtle declining capacity buyback expense was levelized over a six-year period which ended in September 1997. In addition, the Company has commitments regarding a portion of a 5 percent interest in Plant Vogtle owned by MEAG that are in effect until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest. The payments for capacity are required whether or not any capacity is available. The energy cost is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power from non-affiliates in the Company's Statements of Income. Capacity payments totaled $54 million, $68 million, and $76 million in 1997, 1996, and 1995, respectively.
The current projected Plant Vogtle capacity payments are:



Year                                            Amounts
                                         ----------------------
                                             (in millions)
1998                                            $    57
1999                                                 59
2000                                                 62
2001                                                 61
2002                                                 60
2003 and beyond                                     771
----------------------------------------------------------------
Total                                           $ 1,070
================================================================

    Portions of the payments noted above relate to costs in excess of Plant Vogtle's allowed investment for ratemaking purposes. The present value of these portions was written off in 1987 and 1990.

    The Company and an affiliate, Alabama Power Company, own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, as well as associated transmission facilities. The capacity of the units has been sold equally to the Company and Alabama Power under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, debt service and return on investment, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses included in purchased power from affiliates in the Statements of Income, is as follows:

                                1997       1996       1995
                             ---------------------------------
                                     (in millions)
Energy                           $45         $47        $44
Capacity                          30          30         29
--------------------------------------------------------------
Total                            $75         $77        $73
==============================================================
Kilowatt-hours                 3,038       2,780      2,391
--------------------------------------------------------------

    At December 31, 1997, the capitalization of SEGCO consisted of $50 million of equity and $72 million of long-term debt on which the annual interest requirement is $4 million.

Georgia Power Company 1997 Annual Report


    The Company has entered into other various long-term commitments for the purchase of electricity. Total long-term obligations at December 31, 1997 were as follows:


Year                                            Amounts
                                         ----------------------
                                             (in millions)
1998                                             $  16
1999                                                17
2000                                                21
2001                                                22
2002                                                23
2003 and beyond                                    360
---------------------------------------------------------------
Total                                            $ 459
===============================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $11 million for 1997 and 1996 and $12 million for 1995. At December 31, 1997, estimated minimum rental commitments for these noncancelable operating leases were as follows:

Year                                            Amounts
                                         ----------------------
                                             (in millions)
1998                                             $  11
1999                                                11
2000                                                11
2001                                                12
2002                                                12
2003 and beyond                                    132
---------------------------------------------------------------
Total                                            $ 189
===============================================================

5.  NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the Company's nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment for the Company, excluding any applicable state premium taxes, -- based on its ownership and buyback interests -- is $160 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The Company's maximum annual assessment is limited to $10 million under current policies.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    Additionally, NEIL covers the costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 17 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under the current policies for the Company would be $11 million for excess property damage and $11 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining

Georgia Power Company 1997 Annual Report

proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    All retrospective assessments, whether generated for liability, property or replacement power, may be subject to applicable state premium taxes.

6.  FACILITY SALES AND JOINT OWNERSHIP
    AGREEMENTS

The Company has sold undivided interests in plants Hatch, Wansley, Vogtle, and Scherer Units 1 and 2 to OPC, an electric membership generation and transmission corporation; MEAG, a public corporation and an instrumentality of the state of Georgia; and the City of Dalton, Georgia. The Company has sold an interest in Plant Scherer Unit 3 to Gulf Power Company, an affiliate. Additionally, the Company has sold 76.4 percent of Plant Scherer Unit 4 to Florida Power & Light Company (FP&L) and the remaining 23.6 percent to Jacksonville Electric Authority
(JEA). The Company has also sold transmission facilities to Georgia Transmission Corporation (formerly OPC's transmission division), MEAG, and the City of Dalton.

    Except as otherwise noted, the Company has contracted to operate and maintain all jointly owned facilities. The Company includes its proportionate share of plant operating expenses in the corresponding operating expenses in the Statements of Income.

    As discussed in Note 3, the Company owns 25.4 percent of the Rocky Mountain pumped storage hydroelectric plant, which began commercial operation in 1995. OPC owns the remainder, and is the operator of the plant.

    The Company owns six of eight 80 megawatt combustion turbine generating units and 75 percent of the related common facilities at Plant McIntosh. Savannah Electric and Power Company, an affiliate, owns the remainder and operates the plant. Four of the Company's six units began commercial operation during 1994, and the remaining two units began commercial operation in 1995.

    The Company and Florida Power Corporation (FPC) jointly own a combustion turbine unit at Intercession City, Florida, near Orlando. The unit began commercial operation in January 1997, and is operated by FPC. The Company owns a one-third interest in the unit, with use of 100 percent of the unit's capacity from June through September. FPC has the capacity the remainder of the year.

    At December 31, 1997, the Company's percentage ownership and investment (exclusive of nuclear fuel) in jointly owned facilities in commercial operation, were as follows:

                                       Total
                                     Nameplate        Company
Facility (Type)                      Capacity        Ownership
------------------------------------------------------------------
                                      (megawatts)
Plant Vogtle (nuclear)                  2,320            45.7%
Plant Hatch (nuclear)                   1,722            50.1
Plant Wansley (coal)                    1,730            53.5
Plant Scherer (coal)
   Units 1 and 2                        1,636             8.4
   Unit 3                                 818            75.0
Plant McIntosh
   Common Facilities                      N/A            75.0
       (combustion-turbine)
Rocky Mountain                            848            25.4
       (pumped storage)
Intercession City                         142            33.3
       (combustion-turbine)
------------------------------------------------------------------

                                                   Accumulated
  Facility (Type)                  Investment     Depreciation
----------------------------------------------------------------
                                         (in millions)
   Plant Vogtle (nuclear)             $3,299*        $1,100
  Plant Hatch (nuclear)                  840            477
  Plant Wansley (coal)                   298            136
  Plant Scherer (coal)
     Units 1 and 2                       112             44
     Unit 3                              542            164
  Plant McIntosh
   Common Facilities
      (combustion-turbine)                19              1
  Rocky Mountain
      (pumped storage)                   202             44
  Intercession City
      (combustion-turbine)                13             **
----------------------------------------------------------------

     * Investment net of write-offs.
   ** Less than $1 million.

Georgia Power Company 1997 Annual Report

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the operating subsidiaries of Southern Company have long-term contractual agreements for the sale of capacity and energy to non-affiliated utilities located outside the system's service area. These agreements consist of firm unit power sales pertaining to capacity from specific generating units. Because energy is generally sold at cost under these agreements, it is primarily the capacity revenues that affect the Company's profitability.

    The Company's capacity revenues were as follows:

               Year
               -------------------------------------
                      (in millions) (megawatts)
               1997        $  42           159
               1996           41           173
               1995           53           248
               -------------------------------------

    Unit power from specific generating plants is being sold to FP&L, FPC, JEA, and the City of Tallahassee, Florida. Under these agreements, the Company sold approximately 159 megawatts of capacity in 1997 and is scheduled to sell approximately 162 megawatts of capacity in 1998 and 1999. In 2000, 129 megawatts will be sold. After 2000, capacity sales will decline to approximately 105 megawatts -- unless reduced by FP&L, FPC, and JEA -- until the expiration of the contracts in 2010.

8.  INCOME TAXES

At December 31, 1997, tax-related regulatory assets were $688 million and tax-related regulatory liabilities were $298 million. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:


                                     1997      1996      1995
                                  -------------------------------
Total provision for income taxes:          (in millions)
Federal:
   Currently payable                $ 352       $325      $349
   Deferred -
     Current year                      49         70        84
     Reversal of prior years          (68)       (41)      (55)
   Deferred investment tax
     credits                            -          -         1
-----------------------------------------------------------------
                                      333        354       379
-----------------------------------------------------------------
State:
   Currently payable                   65         56        60
   Deferred -
     Current year                       8         12        15
     Reversal of prior years          (11)        (5)       (8)
-----------------------------------------------------------------
                                       62         63        67
-----------------------------------------------------------------
Total                                 395        417       446
-----------------------------------------------------------------
Less:
   Income taxes credited
     to other income                  (32)       (19)       (3)
-----------------------------------------------------------------
Total income taxes
   charged to operations            $ 427       $436      $449
=================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:


                                               1997      1996
                                             -------------------
                                               (in millions)
Deferred tax liabilities:
   Accelerated depreciation                    $1,732    $1,736
   Property basis differences                     968     1,038
   Other                                          142       174
-----------------------------------------------------------------
Total                                           2,842     2,948
-----------------------------------------------------------------
Deferred tax assets:
   Other property basis differences               216       225
   Federal effect of state deferred taxes          99       100
   Other deferred costs                            83        93
   Disallowed Plant Vogtle buybacks                23        24
   Other                                           14        36
-----------------------------------------------------------------
Total                                             435       478
-----------------------------------------------------------------
Net deferred tax liabilities                    2,407     2,470
Portion included in current assets                 11        53
-----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                       $2,418    $2,523
=================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce

Georgia Power Company 1997 Annual Report

depreciation in the Statements of Income. Credits amortized in this manner amounted to $15 million in 1997, $17 million in 1996, and $22 million in 1995. At December 31, 1997, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

                                       1997     1996     1995
                                     -------- -------- --------
Federal statutory rate                  35%      35%      35%
State income tax, net of
   federal deduction                     4        4        4
Non-deductible book
   depreciation                          4        3        2
Other                                   (4)      (2)      (1)
---------------------------------------------------------------
Effective income tax rate               39%      40%      40%
===============================================================

    Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  CAPITALIZATION

First Mortgage Bond Indenture & Charter
Restrictions

The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

    The Company's first mortgage bond indenture contains various restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1997, $852 million of retained earnings and paid-in capital was unrestricted for the payment of cash dividends or any other distributions under terms of the mortgage indenture. If additional first mortgage bonds are issued, supplemental indentures in connection with those issues may contain more stringent restrictions than those currently in effect.

    The Company's charter previously limited cash dividends on common stock to the lesser of the retained earnings balance or 75 percent of net income available for such stock during a prior period of 12 months if the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend, was below 25 percent, and to 50 percent of such net income if such ratio was less than 20 percent. These restrictions were removed by a vote of preferred shareholders on December 10, 1997.

Preferred Securities

In December 1994, Georgia Power Capital, L.P., of which the Company is the sole general partner, issued $100 million of 9 percent mandatorily redeemable preferred securities. Substantially all of the assets of Georgia Power Capital are $103 million aggregate principal amount of Georgia Power's 9 percent Junior Subordinated Deferrable Interest Debentures due December 19, 2024.

    Statutory business trusts formed by the Company, of which the Company owns all the common securities, have issued mandatorily redeemable preferred securities as follows:

              Date of                                    Maturity
               Issue      Amount     Rate       Notes       Date
            -------------------------------------------------------
                        (millions)          (millions)
Trust I       8/1996       $225.00   7.75%        $232      6/2036

Trust II      1/1997        175.00   7.60%         180     12/2036

Trust III     6/1997        189.25   7.75%         195      3/2037

     Substantially all of the assets of each trust are junior subordinated notes issued by the Company in the respective approximate principal amounts set forth above.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of Georgia Power Capital's and the Trusts' payment obligations with respect to the preferred securities.

Georgia Power Company 1997 Annual Report

    Georgia Power Capital, L.P., and the Trusts are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

Pollution Control Bonds

The Company has incurred obligations in connection with the sale by public authorities of tax-exempt pollution control revenue bonds. The Company has authenticated and delivered to trustees an aggregate of $1.3 billion of its first mortgage bonds, which are pledged as security for its obligations under pollution control revenue contracts. No interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase or loan agreements.

    Details of pollution control bonds are as follows:

    Maturity         Interest Rates          1997       1996
--------------------------------------------------------------
                                            (in millions)
2000              4.375%                   $   50      $  50
2004-2005         5% to 5.70%                 104        143
2011              Variable                     10         10
2017              8.375% to 9.375%              -        140
2018-2022         6% to 6.35%
                     & Variable               112        218
2023-2026         5.40% to 6.75%
                     & Variable             1,110      1,110
2029-2032         Variable                    235          -
2034              Variable                     50          -
--------------------------------------------------------------
Total pollution control bonds              $1,671     $1,671
==============================================================

Senior Notes

In January 1998, the Company issued $145 million of 6 7/8% unsecured senior notes due December 31, 2047. The senior notes are subordinated to all secured debt of the Company, including its first mortgage bonds.

Bank Credit Arrangements

At the beginning of 1998, the Company had unused credit arrangements with banks totaling $1.3 billion, of which $919 million expires at various times during 1998, $300 million expires at June 30, 1999, and $60.3 million expires at May 1, 2000.

    The $300 million expiring June 30, 1999, is under revolving credit arrangements with several banks providing the Company and Alabama Power Company up to a total credit amount of $300 million. To provide liquidity support for commercial paper programs, $165 million and $135 million are currently dedicated to the Company and Alabama Power Company, respectively. However, the allocations can be changed among the borrowers by notifying the respective banks.

    Approximately $1.1 billion of the credit facilities allow for term loans of between one and three years. Most of the agreements include stated borrowing rates but also allow for negotiated rates. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Of the Company's total $1.3 billion in unused credit arrangements, a portion of the lines is dedicated to provide liquidity support to variable rate pollution control bonds. The credit lines dedicated as of December 31, 1997, totaled $879 million. In connection with all other lines of credit, the Company has the option of paying fees or maintaining compensating balances. These balances are not legally restricted from withdrawal.

    In addition, the Company borrows under uncommitted lines of credit with banks and through a $225 million commercial paper program that has the liquidity support of committed bank credit arrangements. Average compensating balances held under these committed facilities were not material in 1997.

Other Long-Term Debt

Assets acquired under capital leases are recorded in the Balance Sheets as utility plant in service, and the related obligations are classified as long-term debt. At December 31, 1997 and 1996, the Company had a capitalized lease obligation for its corporate headquarters building of $87 million with an interest rate of 8.1 percent. The lease agreement provides for payments that are minimal in early years and escalate through the first 21 years of the lease. For ratemaking purposes, the GPSC has treated the lease as an operating lease and has allowed only the lease payments in cost of service. The difference between the accrued expense and the lease payments allowed for ratemaking purposes is being deferred as a cost to be recovered in the future as ordered by the GPSC.

Georgia Power Company 1997 Annual Report

At December 31, 1997, and 1996, the interest and lease amortization deferred on the Balance Sheets are $52 million and $51 million, respectively.

Assets Subject to Lien

The Company's mortgage dated as of March 1, 1941, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Securities Due Within One Year

The current portion of the Company's long-term debt and preferred stock is as follows:

                                                1997      1996
                                             -------------------
                                               (in millions)
First mortgage bonds                           $ 220     $  61
Preferred stock                                    -        49
----------------------------------------------------------------
Total                                          $ 220     $ 110
================================================================

    The Company's first mortgage bond indenture includes an improvement fund requirement that amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by June 1 of each year by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirement. The 1998 requirement was met in the first quarter of the year by depositing cash with the trustee. These funds were used to redeem first mortgage bonds.

Redemption of Securities

The Company plans to continue a program of redeeming or replacing debt and preferred stock in cases where opportunities exist to reduce financing costs. Issues may be repurchased in the open market or called at premiums as specified under terms of the issue. They may also be redeemed at face value to meet improvement fund requirements, to meet replacement provisions of the mortgage, or through use of proceeds from the sale of property pledged under the mortgage. In general, for the first five years a series of first mortgage bonds is outstanding, the Company is prohibited from redeeming for improvement fund purposes more than 1 percent annually of the original issue amount.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for 1997 and 1996 is as follows:

                                                      Net Income
                                                        After
                                                     Dividends on
                        Operating      Operating      Preferred
    Quarter Ended        Revenues       Income          Stock
-------------------------------------------------------------------
                                      (in millions)
                       --------------------------------------------
March 1997                $  959          $180           $106
June 1997                  1,015           205            131
September 1997             1,407           317            257
December 1997              1,005           159            100


March 1996                $1,029          $192           $114
June 1996                  1,134           233            154
September 1996             1,311           339            256
December 1996                943           122             56
-------------------------------------------------------------------

    Earnings in the fourth quarter of 1997, compared to the fourth quarter of 1996, increased primarily as a result of higher retail sales and the recognition in 1996 of an agreement to refund $14 million to municipalities and cooperatives in Georgia.

    The Company's business is influenced by seasonal weather conditions.


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1997 Annual Report

==========================================================================================================================
                                                                                  1997              1996             1995
--------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                           $4,385,717        $4,416,779       $4,405,338
Net Income after Dividends
     on Preferred Stock (in thousands)                                        $593,996          $580,327         $608,862
Cash Dividends on Common Stock (in thousands)                                 $520,000          $475,500         $451,500
Return on Average Common Equity (percent)                                        14.53             13.73            14.43
Total Assets (in thousands)                                                $12,573,728       $13,006,635      $13,470,275
Gross Property Additions (in thousands)                                       $475,921          $428,220         $480,449
--------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                         $4,019,728        $4,154,281       $4,299,012
Preferred stock                                                                157,247           464,611          692,787
Preferred stock subject to mandatory redemption                                      -                 -                -
Company obligated mandatorily redeemable preferred securities                  689,250           325,000          100,000
Long-term debt                                                               2,982,835         3,200,419        3,315,460
--------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                               $7,849,060        $8,144,311       $8,407,259
==========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                               51.2              51.0             51.1
Preferred stock                                                                    2.0               5.7              8.2
Company obligated mandatorily redeemable preferred securities                      8.8               4.0              1.2
Long-term debt                                                                    38.0              39.3             39.5
--------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                    100.0             100.0            100.0
==========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                               -            10,000           75,000
Retired                                                                         60,258           210,860          505,789
Preferred Stock (in thousands):
Issued                                                                               -                 -                -
Retired                                                                        356,392           179,148                -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                         364,250           225,000                -
--------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                        A1                A1               A1
     Standard and Poor's                                                            A+                A+               A+
     Duff & Phelps                                                                 AA-               AA-              AA-
Preferred Stock -
     Moody's                                                                        a2                a2               a2
     Standard and Poor's                                                             A                 A                A
     Duff & Phelps                                                                  A+                A+                A
--------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                  1,561,675         1,531,453        1,500,024
Commercial                                                                     211,672           205,087          198,624
Industrial                                                                       9,988            10,424           10,796
Other                                                                            2,748             2,645            2,568
--------------------------------------------------------------------------------------------------------------------------
Total                                                                        1,786,083         1,749,609        1,712,012
==========================================================================================================================
Employees (year-end)                                                             8,354 *          10,346           11,061

*In 1997 Georgia Power Company transferred 1,855 employees to Southern Nuclear Operating Company.



SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1997 Annual Report


=============================================================================================================================
                                                                                     1994              1993             1992
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                              $4,162,403        $4,451,181       $4,297,436
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $525,544          $569,853         $520,538
Cash Dividends on Common Stock (in thousands)                                    $429,300          $402,400         $384,000
Return on Average Common Equity (percent)                                           12.84             14.37            13.60
Total Assets (in thousands)                                                   $13,712,658       $13,736,110      $10,964,442
Gross Property Additions (in thousands)                                          $638,426          $674,432         $508,444
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                            $4,141,554        $4,045,458       $3,888,237
Preferred stock                                                                   692,787           692,787          692,792
Preferred stock subject to mandatory redemption                                         -                 -            6,250
Company obligated mandatorily redeemable preferred securities                     100,000                 -                -
Long-term debt                                                                  3,757,823         4,031,387        4,131,016
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                  $8,692,164        $8,769,632       $8,718,295
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                  47.6              46.1             44.6
Preferred stock                                                                       8.0               7.9              8.0
Company obligated mandatorily redeemable preferred securities                         1.2               -                -
Long-term debt                                                                       43.2              46.0             47.4
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       100.0             100.0            100.0
=============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                  -         1,135,000          975,000
Retired                                                                           133,559         1,337,822        1,381,300
Preferred Stock (in thousands):
Issued                                                                                  -           175,000          195,000
Retired                                                                                 -           245,005          165,004
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                            100,000                 -                -
-----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                           A2                A3               A3
     Standard and Poor's                                                                A                A-               A-
     Duff & Phelps                                                                     A+                A+               A-
Preferred Stock -
     Moody's                                                                           a3              baa1             baa1
     Standard and Poor's                                                               A-              BBB+             BBB+
     Duff & Phelps                                                                     A-                A-              BBB
-----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                     1,466,382         1,441,972        1,421,175
Commercial                                                                        193,648           188,820          183,784
Industrial                                                                         10,976            11,217           11,479
Other                                                                               2,426             2,322            2,269
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                           1,673,432         1,644,331        1,618,707
=============================================================================================================================
Employees (year-end)                                                               11,765            12,528           12,600

*In 1997 Georgia Power Company transferred 1,855 employees to Southern Nuclear Operating Company.


                                       33A

SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1997 Annual Report


=======================================================================================================================

                                                                               1991              1990             1989
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                        $4,301,428        $4,445,809       $4,145,240
Net Income after Dividends
     on Preferred Stock (in thousands)                                     $474,855          $208,066         $449,099
Cash Dividends on Common Stock (in thousands)                              $375,200          $389,600         $394,500
Return on Average Common Equity (percent)                                     12.76              5.52            11.72
Total Assets (in thousands)                                             $10,842,538       $11,176,619      $11,372,346
Gross Property Additions (in thousands)                                    $548,051          $558,727         $727,631
-----------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                      $3,766,551        $3,673,913       $3,860,657
Preferred stock                                                             607,796           607,796          607,844
Preferred stock subject to mandatory redemption                             118,750           125,000          155,000
Company obligated mandatorily redeemable preferred securities                     -                 -                -
Long-term debt                                                            4,553,189         5,000,225        5,054,001
-----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            $9,046,286        $9,406,934       $9,677,502
=======================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                            41.7              39.1             39.9
Preferred stock                                                                 8.0               7.8              7.9
Company obligated mandatorily redeemable preferred securities                     -                 -                -
Long-term debt                                                                 50.3              53.1             52.2
-----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                 100.0             100.0            100.0
=======================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            -           300,000          250,000
Retired                                                                     598,384            91,117           91,516
Preferred Stock (in thousands):
Issued                                                                      100,000                 -                -
Retired                                                                     100,000            83,750            7,500
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                            -                 -                -

-----------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                   Baa1              Baa1             Baa2
     Standard and Poor's                                                       BBB+              BBB+             BBB+
     Duff & Phelps                                                             BBB+               BBB              BBB
Preferred Stock -
     Moody's                                                                   baa1              baa1             baa2
     Standard and Poor's                                                        BBB               BBB              BBB
     Duff & Phelps                                                             BBB-              BBB-             BBB-
-----------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               1,397,682         1,378,888        1,355,211
Commercial                                                                  179,933           178,391          177,814
Industrial                                                                   11,946            12,115           12,311
Other                                                                         2,190             2,114            2,050
-----------------------------------------------------------------------------------------------------------------------
Total                                                                     1,591,751         1,571,508        1,547,386
=======================================================================================================================
Employees (year-end)                                                         13,700            13,746           13,900

*In 1997 Georgia Power Company transferred 1,855 employees to Southern Nuclear Operating Company.


                                       33B


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1997 Annual Report


============================================================================================================
                                                                                     1988              1987
------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                              $3,897,479        $3,786,485
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $479,532          $240,057
Cash Dividends on Common Stock (in thousands)                                    $386,600          $377,800
Return on Average Common Equity (percent)                                           13.06              6.85
Total Assets (in thousands)                                                   $11,130,539       $11,197,494
Gross Property Additions (in thousands)                                          $929,019        $1,034,059
------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                            $3,806,070        $3,538,182
Preferred stock                                                                   657,844           657,844
Preferred stock subject to mandatory redemption                                   162,500           166,250
Company obligated mandatorily redeemable preferred securities                           -                 -
Long-term debt                                                                  4,861,378         4,825,760
------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                  $9,487,792        $9,188,036
============================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 40.1              38.5
Preferred stock                                                                      8.6               9.0
Company obligated mandatorily redeemable preferred securities                          -                 -
Long-term debt                                                                      51.3              52.5
------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0             100.0
============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                           150,000           500,000
Retired                                                                          206,677           217,949
Preferred Stock (in thousands):
Issued                                                                                 -           125,000
Retired                                                                            3,750           150,000
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                                 -                 -
------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                        Baa2              Baa2
     Standard and Poor's                                                             BBB               BBB
     Duff & Phelps                                                                     9                 9
Preferred Stock -
     Moody's                                                                        baa2              baa2
     Standard and Poor's                                                            BBB-              BBB-
     Duff & Phelps                                                                    10                10
------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                    1,329,173         1,303,721
Commercial                                                                       174,147           169,014
Industrial                                                                        12,353            12,307
Other                                                                              1,993             1,858
------------------------------------------------------------------------------------------------------------
Total                                                                          1,517,666         1,486,900
============================================================================================================
Employees (year-end)                                                              15,110            14,924

*In 1997 Georgia Power Company transferred 1,855 employees to Southern Nuclear Operating Company.



                                       33C


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1997 Annual Report


================================================================================================================================
                                                                                        1997              1996             1995
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                       $1,326,787        $1,371,033       $1,337,060
Commercial                                                                         1,493,353         1,486,586        1,449,108
Industrial                                                                         1,110,311         1,118,633        1,141,766
Other                                                                                 47,848            47,060           44,255
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                       3,978,299         4,023,312        3,972,189
Sales for resale - non-affiliates                                                    282,365           281,580          290,302
Sales for resale - affiliates                                                         38,708            35,886           76,906
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                           4,299,372         4,340,778        4,339,397
Other revenues                                                                        86,345            76,001           65,941
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                             $4,385,717        $4,416,779       $4,405,338
================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                       17,295,022        17,826,451       17,307,399
Commercial                                                                        21,134,346        20,823,073       19,844,999
Industrial                                                                        26,701,685        26,191,831       25,286,340
Other                                                                                538,163           536,057          493,720
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                      65,669,216        65,377,412       62,932,458
Sales for resale - non-affiliates                                                  6,795,300         7,868,342        6,591,841
Sales for resale - affiliates                                                      1,706,699         1,180,207        2,738,947
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                             74,171,215        74,425,961       72,263,246
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                             7.67              7.69             7.73
Commercial                                                                              7.07              7.14             7.30
Industrial                                                                              4.16              4.27             4.52
Total retail                                                                            6.06              6.15             6.31
Sales for resale                                                                        3.78              3.51             3.94
Total sales                                                                             5.80              5.83             6.00
Residential Average Annual Kilowatt-Hour Use Per Customer                             11,171            11,763           11,654
Residential Average Annual Revenue Per Customer                                      $857.01           $904.70          $900.28
Plant Nameplate Capacity Ratings (year-end) (megawatts)                               14,437            14,367           14,344
Maximum Peak-Hour Demand (megawatts):
Winter                                                                                10,407            10,410            9,819
Summer                                                                                13,153            12,914           12,828
Annual Load Factor (percent)                                                            57.4              62.2             59.6
Plant Availability (percent):
Fossil-steam                                                                            85.8              85.2             85.8
Nuclear                                                                                 88.8              89.3             91.8
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                    64.3              60.4             63.0
Nuclear                                                                                 18.8              18.2             19.3
Hydro                                                                                    2.2               2.2              2.5
Oil and gas                                                                              0.6               0.5              0.6
Purchased power -
     From non-affiliates                                                                 2.7               5.6              7.7
     From affiliates                                                                    11.4              13.1              6.9
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                  100.0             100.0            100.0
================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                    9,990            10,468           10,039
Cost of fuel per million BTU (cents)                                                  132.61            128.72           143.85
Average cost of fuel per net kilowatt-hour generated (cents)                            1.32              1.35             1.44
================================================================================================================================
 *  Less than one-tenth of one percent.



SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1997 Annual Report


============================================================================================================================
                                                                                    1994              1993             1992
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                   $1,180,358        $1,291,035       $1,128,396
Commercial                                                                     1,367,315         1,354,130        1,285,681
Industrial                                                                     1,100,995         1,113,067        1,083,856
Other                                                                             42,983            41,399           39,504
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   3,691,651         3,799,631        3,537,437
Sales for resale - non-affiliates                                                351,591           534,370          640,308
Sales for resale - affiliates                                                     60,899            61,668           67,835
----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                       4,104,141         4,395,669        4,245,580
Other revenues                                                                    58,262            55,512           51,856
----------------------------------------------------------------------------------------------------------------------------
Total                                                                         $4,162,403        $4,451,181       $4,297,436
============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                   15,680,709        16,649,859       14,939,172
Commercial                                                                    18,738,461        18,278,508       17,260,614
Industrial                                                                    24,337,632        23,635,363       22,978,312
Other                                                                            484,009           460,801          436,144
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                                  59,240,811        59,024,531       55,614,242
Sales for resale - non-affiliates                                              7,968,475        14,307,030       15,870,222
Sales for resale - affiliates                                                  3,056,050         3,027,733        3,320,060
----------------------------------------------------------------------------------------------------------------------------
Total                                                                         70,265,336        76,359,294       74,804,524
============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         7.53              7.75             7.55
Commercial                                                                          7.30              7.41             7.45
Industrial                                                                          4.52              4.71             4.72
Total retail                                                                        6.23              6.44             6.36
Sales for resale                                                                    3.74              3.44             3.69
Total sales                                                                         5.84              5.76             5.68
Residential Average Annual Kilowatt-Hour Use Per Customer                         10,766            11,630           10,603
Residential Average Annual Revenue Per Customer                                  $810.39           $901.79          $800.88
Plant Nameplate Capacity Ratings (year-end) (megawatts)                           13,943            13,759           14,076
Maximum Peak-Hour Demand (megawatts):
Winter                                                                            10,509             9,067            8,938
Summer                                                                            11,758            12,573           11,448
Annual Load Factor (percent)                                                        63.0              58.5             60.5
Plant Availability (percent):
Fossil-steam                                                                        83.1              85.9             86.6
Nuclear                                                                             88.4              85.5             87.7
----------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                61.3              62.1             61.4
Nuclear                                                                             18.0              16.2             17.0
Hydro                                                                                2.6               2.3              2.5
Oil and gas                                                                          0.1               0.2               *
Purchased power -
     From non-affiliates                                                             9.7              10.2             12.2
     From affiliates                                                                 8.3               9.0              6.9
----------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0             100.0            100.0
============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                9,915             9,912            9,900
Cost of fuel per million BTU (cents)                                              145.33            153.62           153.08
Average cost of fuel per net kilowatt-hour generated (cents)                        1.44              1.52             1.52
============================================================================================================================
 *  Less than one-tenth of one percent.



                                       35A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1997 Annual Report


================================================================================================================
                                                                        1991              1990             1989
----------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                       $1,111,358        $1,109,165       $1,022,781
Commercial                                                         1,243,067         1,218,441        1,143,727
Industrial                                                         1,057,702         1,061,830        1,006,416
Other                                                                 37,861            36,773           34,775
----------------------------------------------------------------------------------------------------------------
Total retail                                                       3,449,988         3,426,209        3,207,699
Sales for resale - non-affiliates                                    736,643           784,086          760,809
Sales for resale - affiliates                                         65,586           168,251          150,394
----------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                           4,252,217         4,378,546        4,118,902
Other revenues                                                        49,211            67,263           26,338
----------------------------------------------------------------------------------------------------------------
Total                                                             $4,301,428        $4,445,809       $4,145,240
================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                       14,815,089        14,771,648       14,134,195
Commercial                                                        16,885,833        16,627,128       15,843,181
Industrial                                                        22,298,062        22,126,604       21,801,404
Other                                                                429,016           428,459          414,107
----------------------------------------------------------------------------------------------------------------
Total retail                                                      54,428,000        53,953,839       52,192,887
Sales for resale - non-affiliates                                 18,719,924        20,158,681       20,479,412
Sales for resale - affiliates                                      3,885,892         8,272,528        7,489,948
----------------------------------------------------------------------------------------------------------------
Total                                                             77,033,816        82,385,048       80,162,247
================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                             7.50              7.51             7.24
Commercial                                                              7.36              7.33             7.22
Industrial                                                              4.74              4.80             4.62
Total retail                                                            6.34              6.35             6.15
Sales for resale                                                        3.55              3.35             3.26
Total sales                                                             5.52              5.31             5.14
Residential Average Annual Kilowatt-Hour Use Per Customer             10,675            10,795           10,530
Residential Average Annual Revenue Per Customer                      $800.78           $810.56          $761.96
Plant Nameplate Capacity Ratings (year-end) (megawatts)               14,076            14,366           14,366
Maximum Peak-Hour Demand (megawatts):
Winter                                                                10,001             8,977           10,101
Summer                                                                13,090            13,196           12,735
Annual Load Factor (percent)                                            55.2              55.5             56.3
Plant Availability (percent):
Fossil-steam                                                            93.3              92.5             93.0
Nuclear                                                                 81.6              81.3             89.2
----------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                    63.6              65.1             64.0
Nuclear                                                                 15.3              13.7             14.1
Hydro                                                                    2.3               2.2              2.1
Oil and gas                                                               *                0.1              0.1
Purchased power -
     From non-affiliates                                                10.3              11.0             10.2
     From affiliates                                                     8.5               7.9              9.5
----------------------------------------------------------------------------------------------------------------
Total                                                                  100.0             100.0            100.0
================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                    9,960             9,939           10,020
Cost of fuel per million BTU (cents)                                  157.97            166.22           164.27
Average cost of fuel per net kilowatt-hour generated (cents)            1.57              1.65             1.65
================================================================================================================

 *  Less than one-tenth of one percent.



                                       35B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1997 Annual Report


===========================================================================================================
                                                                                    1988              1987
-----------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                     $979,047          $904,218
Commercial                                                                     1,054,995           915,540
Industrial                                                                       983,822           911,933
Other                                                                             31,743            29,350
-----------------------------------------------------------------------------------------------------------
Total retail                                                                   3,049,607         2,761,041
Sales for resale - non-affiliates                                                707,076           822,696
Sales for resale - affiliates                                                     86,751           159,998
-----------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                       3,843,434         3,743,735
Other revenues                                                                    54,045            42,750
-----------------------------------------------------------------------------------------------------------
Total                                                                         $3,897,479        $3,786,485
===========================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                   13,800,038        13,675,730
Commercial                                                                    14,790,561        13,799,379
Industrial                                                                    21,412,845        20,884,454
Other                                                                            397,669           385,514
-----------------------------------------------------------------------------------------------------------
Total retail                                                                  50,401,113        48,745,077
Sales for resale - non-affiliates                                             18,544,705        20,910,185
Sales for resale - affiliates                                                  3,327,814         6,032,889
-----------------------------------------------------------------------------------------------------------
Total                                                                         72,273,632        75,688,151
===========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         7.09              6.61
Commercial                                                                          7.13              6.63
Industrial                                                                          4.59              4.37
Total retail                                                                        6.05              5.66
Sales for resale                                                                    3.63              3.65
Total sales                                                                         5.32              4.95
Residential Average Annual Kilowatt-Hour Use Per Customer                         10,484            10,623
Residential Average Annual Revenue Per Customer                                  $743.82           $702.36
Plant Nameplate Capacity Ratings (year-end) (megawatts)                           13,018            13,018
Maximum Peak-Hour Demand (megawatts):
Winter                                                                             9,866             9,446
Summer                                                                            12,295            12,390
Annual Load Factor (percent)                                                        59.1              56.1
Plant Availability (percent):
Fossil-steam                                                                        94.5              92.7
Nuclear                                                                             69.4              85.4
-----------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                72.0              70.9
Nuclear                                                                              9.6               9.1
Hydro                                                                                1.2               1.7
Oil and gas                                                                          0.1               0.1
Purchased power -
     From non-affiliates                                                             8.2               8.5
     From affiliates                                                                 8.9               9.7
-----------------------------------------------------------------------------------------------------------
Total                                                                              100.0             100.0
===========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                9,969             9,932
Cost of fuel per million BTU (cents)                                              166.28            168.81
Average cost of fuel per net kilowatt-hour generated (cents)                        1.66              1.68
===========================================================================================================
 *  Less than one-tenth of one percent.



                                       35C